CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders
Putnam Funds Trust:

We consent to the use of our report dated November 9, 2006, incorporated in this Registration Statement by reference, to the Putnam Prime Money Market Fund, a series of Putnam Funds Trust, and to the references to our firm under the captions “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
January 22, 2007